VALHI ACQUIRES 50% OF WASTE CONTROL SPECIALISTS


      DALLAS, TEXAS . . . November 9, 1995 . . . Valhi, Inc. (NYSE:VHI) announced today that, through a wholly owned subsidiary, it has completed the previously announced transaction to acquire a 50% interest in Waste Control Specialists LLC (WCS). Kenneth N. Bigham controls the remaining 50% interest and will serve as Chief Executive Officer of WCS.

      WCS currently holds permits for storage, handling, treatment and disposal of substantially all hazardous waste with RCRA and TSCA waste codes. WCS intends to start construction in the near future on its 16,000 acre site in Andrews County, Texas, of an 11,274,000 cubic yard landfill. The disposal portion of the facility will include two distinct 637,000 cubic yard condominium cells. The facility is expected to be operational in 1996. In addition to the traditional activities of storage, treatment and disposal of hazardous and toxic waste, WCS has designed the facility to be a state-of-the-art facility that will invest in advanced technologies for the testing, characterization, storage and disposal of hazardous waste. WCS is currently pursuing relationships with several technology providers.

      Valhi's subsidiary has committed to invest $25 million for its 50% interest and has agreed to provide certain additional financial support for the business. Kenneth N. Bigham has over 15 years of experience in the business of environmental waste management. Valhi, Inc., is a diversified company engaged in chemicals,
      refined sugar, building products and other businesses.    WCS is